Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reaches Comprehensive Settlement with MBIA

●	Outstanding CMBS CDS Protection Purchased from MBIA Terminated and Related Litigation between the Two Parties will be Withdrawn for Consideration of a Cash Payment to Morgan Stanley

●	Pre-tax Loss on the Settlement will Approximate $1.8 Billion

●	Settlement will Result in an Approximate 75 Basis Point Increase in Pro Forma Tier 1 Common Ratio1 under Basel III2

NEW YORK, December 13, 2011 – Morgan Stanley (NYSE: MS) today announces a comprehensive settlement with MBIA that better positions the Firm for Basel III by resolving outstanding legacy exposures and releases capital to reinvest in our client-focused businesses.

The comprehensive settlement terminates outstanding credit default swap (CDS) protection purchased from MBIA on commercial mortgage-backed securities (CMBS) and resolves pending litigation between the two parties for consideration of a net cash payment to Morgan Stanley. MBIA will withdraw its residential mortgage backed securities related suit against Morgan Stanley and Morgan Stanley will withdraw from suits challenging MBIA’s restructuring. The pre-tax loss on the settlement will approximate $1.8 billion ($1.2 billion after-tax) in the current quarter. Importantly, the settlement has the effect of significantly reducing risk-weighted assets and releasing the equivalent of approximately $5 billion of capital under the Basel Committee’s proposed Basel III framework, thereby increasing the pro forma Tier 1 Common ratio under Basel III by approximately 75 basis points by the end of 2012. Under current Basel I standards, the Tier 1 Common ratio will be reduced by approximately 30 basis points.

James P. Gorman, President and Chief Executive Officer, said, "It's critical that we reposition for the new regulatory environment and do so quickly. A top priority for 2011 was to address this large outstanding legacy exposure and this settlement is consistent with our efforts to build capital and de-risk the balance sheet. Putting this behind us removes earnings volatility and meaningfully improves our pro forma Tier 1 Common ratio under Basel III."

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1
Tier 1 common ratio (Tier 1 common equity divided by Risk-Weighted Assets) is a non-GAAP financial measure that the Company considers to be a useful measure that the Company and investors use to assess capital adequacy.

2	The Basel III estimates are preliminary and may change based on guidelines for implementation to be issued by the Federal Reserve.

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q, including “Risk Factors” in Part II, Item 1A therein, and the Company’s Current Reports on Form 8-K, including any amendments thereto.